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EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

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Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
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Everest Expands Board of Directors with Appointment of Laura Hay

HAMILTON, Bermuda – (BUSINESS WIRE) – August 20, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions, today announced the appointment of Laura Hay as an independent, non-executive member of its Board of Directors.

“Laura brings an unprecedented level of experience dealing with the complex risk, regulatory, capital market and accounting issues inherent in a global insurance platform,” said John Graf, Everest Chairman. “She will be an integral part of the board’s active engagement with management as Jim and the team move Everest forward.”

Ms. Hay brings more than three decades of leadership in insurance, financial services, and global advisory work. Prior to her retirement in 2023, she was Global Head of Insurance at KPMG LLP. The first female global insurance leader among the Big Four accounting firms, she led a global team of 10,000 professionals across 90 countries, driving the firm’s fastest-growing financial services sector. Ms. Hay served in various executive leadership positions over the course of her 30-year tenure at KPMG, across audit, advisory, and actuarial services, and was a member of the firm’s Corporate and Foundation Boards.

“We welcome Laura and her wealth of industry experience, technical acumen and global perspective,” said Jim Williamson, Everest President & CEO. “Laura’s appointment adds significant depth to our Board, underscoring Everest’s momentum as we navigate an evolving risk landscape and seize new opportunities for growth.”

Ms. Hay's extensive experience serving on public and not-for-profit Boards currently includes MetLife, Inc., and Girl Scouts of Greater New York. She holds a B.S. in Mathematics and Statistics from the University of California, Berkeley, and is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

About Everest

Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.